UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended:

January 31, 2022

H&H Global Corp.

(Exact name of issuer as specified in its charter)

Delaware

(Jurisdiction of incorporation or organization)

86-1394172

(I.R.S. Employer Identification Number)

87 N. Raymond Ave

Suite 200

Pasadena CA 91103

(Address of principal executive offices)

(626)569-9688

(Registrant's telephone number, including area code)

50,000,000 Shares of Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words "believe," "estimate," "could", "expect," "anticipate," "intend," "may", "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, our actual performance, results and achievements or outcomes could differ materially from those set forth in the forward-looking statements. These factors include, among other things:

o	Our lack of operating history on which to judge our business prospects and management;

o	Our ability to raise capital and the availability of future financing;

o	Our ability to compete in a highly competitive and evolving industry;

o	Our ability to protect our intellectual property;

o	Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our products and services;

o	Our ability to protect against and avoid criminal prosecution and civil liability in the U.S., given the illegal status of cannabis under U.S. federal law;

o	Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could harm our financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

We were originally incorporated in the State of Delaware on January 11, 2021.

Our corporate business address is: 87 N. Raymond Ave, Suite 200. Pasadena, CA 91103. Our telephone number is 626-569-9688. Our E-Mail address is hhglobalcorp@gmail.com.

The address for our web site is www.hhglobalcorp.com The information on our web site is general information and is a marketing outlet It is not part of this report due to disclosure purposes of liability under the federal securities laws.

Our Target Market

Our Company provides global health supplements for consumers to purchase highly desired products at competitive prices through e-retail portal services, in addition to global brands H&H will also introduce regional and reputable new brands from Asia into the market. Also providing of a membership loyalty incentive programs also provide the option to a subscription membership program with incentives of cryptocurrency to increase our turnover rate and portal adhesion.

H&H services include an online shopping system, new products development, global distribution, cryptocurrency ICO, and membership management to improve e-retail efficiency. Which ultimately reduces administrative costs and risk for our customers. Therefore, H&H may build up its own supplement e-retail eco-system via services integration in the near future.

Employees

We currently have one full-time employee. We do not currently have health, dental & vision insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

Customers/Members

The target consumer for H&H Global Corp. are millennials born in the 1980s through early 2000s. More specifically H&H intends on targeting female millennials. Who according to recent market research, are our target consumers for online supplement products as shown in the chart indicated below.

Regulatory Environment

H&H INT’L Inc. must meet all Federal and state regulations concerning e-commerce and the natural health supplement business.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Results of Operations for the Years Ended January 31, 2022

Company Overview

We were originally incorporated in the State of Delaware on January 11, 2021.

Our corporate business address is: 87 N. Raymond Ave, Suite 200, Pasadena CA 91103. Our telephone number is 626-569-9688. Our E-Mail address is hhglobalcorp@gmail.com.

The address for our web site is www.hhglobalcorp.com The information on our web site is general information and is a marketing outlet It is not part of this report due to disclosure purposes of liability under the federal securities laws.

Financial Conditions and Results from Operations

Results of Operations

There is limited historical financial information about us upon which to base an evaluation of our performance. We have not generated revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See “Risk Factors”). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, most of our time has been spent refining and implementing our business plan. During the period from Feb. 1, 2021 to January 31, 2022 we did not generate any income. We incurred total operating expenses of $34,230 consisting of Professional Fees of $33,930 and Bank Service Expenses of $253. Our net loss for the period was $34,230.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated net loss of $37,410 for the period from inception to January 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period. The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts. The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officer have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this Offering Circular, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations and continue its operations for the next twelve months. The Company expects to incur further losses in the development of the business. These factors indicate the existence of material uncertainties that may cast significant doubt upon the Company's ability to continue as a going concern. As a result, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The Company's ability to continue as a going concern is dependent on its ability to obtain necessary financing to meet its corporate expenditures and discharge its liabilities in the normal course of business. Although the Company has been successful in obtaining financing during the year ended January 31, 2022 there can be no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company.

Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name (1)	Position	Age	Term of Office	Hours/Week
Xiuzhi Li	CEO, Director, Chairman, Compliance	46	From October 1, 2020 - Present	Full time

Business Experience

Xiuzhi Li for the past 20 years, has had an influential and comprehensive career in enterprise management and financial planning. Especially with having accumulated 6 years in establishing many small and medium-sized enterprises while establishing her enterprises. She has actively formulated market operation program with a training system in correspondence with characteristic planning for the initial growing period for small and medium-sized enterprises. From 1999 to 2009, she developed a business training system improving business administration, personnel, finance, sales, and other system operation process for management mechanism and induction training system. Especially for Guangzhou Yangcheng Evening News Advertising Company, Guangdong Haijun Industrial Co., Ltd., and Guangzhou aristocratic clothing Company, she ensured that all companies met legal requirements and regulations. She promoted changes in the process of corporate culture so its growth process was more open and transparent. Also Li demonstrates a great level of professionalism for the management team and ordinary staff to follow in order to continue to grow so within three years the enterprises' economic benefits increased significantly compared with other enterprises in the same industry.

It has always been a goal for Xiuzhi Li to design innovative ideas and development plans for start-ups. Since 2010, she has created an extensive development plan including brand thought composition, allocation asset allocation structure, market forecast analysis, promotion, and enterprise cost accounting for more than 30 small enterprises. In the current market maintaining sensitivity to innovation and creating an open ecological platform is the key to Xiuzhi Li's success. She is deeply aware that in the future the cultivation of start-ups is a global economic revolution, and incubating startups is the most important reference in the entrepreneurial world. On January 11, 2021, Xiuzhi Li founded H&H Global Corp. in Delaware, in which her goal is to accelerate innovation, incubation, and growth. That will provide perfect innovation and capital co-development incubation platform for more entrepreneurs.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

o	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
o	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
o	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
o	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
o	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
o	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member

Except as set forth above and in our discussion below in "Security Ownership of Management and Principal Shareholders - Transactions with Related Persons," none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results

Compensation of Executive Officers

During the Company's fiscal year ended December 31, 2021, the Company paid the following cumulative consulting fees and salaries to their executive officers (reported in Canadian dollars unless otherwise noted):

Name (1)	Received (2)	Cash Compensation 2022	Cash Compensation 2021	Other Compensation	Total Compensation
Xiuzhi Li	CEO/Director	-	-	-	-

Director Compensation

We currently do not have any other directors besides Xiuzhi Li CEO. Upon completion of this Offering, the Company may decide to compensate the Director with payment but at this time only Common shares has been issued.

Employment Agreements

We have not entered into employment and consulting agreements with the executive officers and employees. We may enter into employment agreements with key executives and employees in the future. A stock incentive program for our directors, executive officers, employees and key consultants may also be established.

Certain Relationships

None

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of January 31, 2022 held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers and management as a group. As of January 31, 2022, there were 15,000,000 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 15,000,000 shares of common stock outstanding as of January 31, 2022. Unless otherwise noted below, the address of each person listed on the table is c/o H&H GLOBAL CORP.

Common Shares Beneficially Owned Prior to Offering

Name and Position of Beneficial Owner	Number	Percent
Xiuzhi Li – CEO/Director	15,000,000	100%

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

The Company’s officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

o	Election of the Board of Directors

o	Removal of any Directors

o	Amendments to the Company’s Articles of Incorporation or bylaws;

o	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Review, Approval and Ratification of Related Party Transactions

To date we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors and significant shareholders. Subsequent to the year ended January 31, 2022, we have begun to establish formal policies and procedures so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. Until such a time where the policies are formally adopted, our directors will continue to approve any related party transactions.

Item 6. Other Information

Regulation A+ Tier 2

The Company is currently engaged in a Regulation A+ offering of up to 50,000,000 Common Shares of stock which was Qualified on January 19, 2023. Additional information can be found at https://www.sec.gov/Archives/edgar/data/0001335288/000172186821000882/0001721868-21-000882-index.html

Change of Control and Address

No Changes of control.

Table of Content

Independent Auditor’s Report	F-1 – F-2
Balance Sheet	F-3
Income Statement	F-4
Statement of Changes of Shareholder Equity	F-5
Cash Flow Statement	F-6
Notes to Financial Statements	F-7 – F-11

WAHL STREET ACCOUNTANCY CORPORATION

Independent Auditor's Report

To the Board of Directors and Stockholders

H&H Global Corp.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of H&H Global Corp. (the “Company”), which comprise the balance sheet as of January 31, 2022, and the related statements of income, changes in stockholders' deficit, and cash flows for the year ended January 31, 2022, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of H&H Global Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for the next twelve months.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Wahl Street Accountancy Corporation

Irvine, California

September 3, 2024

  H&H Global Corp.

Balance Sheet Year End May 2022

	January 31, 2022	January 31, 2021
Assets
Cash	$(56)	$28,420
Total Assets	$(56)	$28,420

Liabilities
Shareholder Loan	$5,628	$—
Total Liabilities	$5,628	$—

Commitment and Contingencies

Stockholder's (Deficit) / Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized,
15,000,000 common shares Issued and outstanding
as of Jan. 31, 2022 and 2021, respectively	$1,500	$1,500
Additional paid in capital	30,225	30,100
Accumulated deficit	(37,410)	(3,180)
Total Stockholders' (Deficit) / Equity	$(5,685)	$28,420

Total Liabilities and Stockholder's (Deficit) / Equity	$(56)	$28,420

The accompanying notes are an integral part of these financial statements.

H&H Global Corp.
Statement of Operations Year End May 2022

	For the year ended Jan. 31, 2022	From inception through to year ended Jan. 31, 2021
Revenues	$—	$—
		—
Gross Profit	$—	$—

Operating Expenses
Professional Fees	$33,930	$3,000
Rent Expense	—	150
Bank Service Charges	253	30
Other Expenses	46	—
Total Operating Expenses	34,230	3,180

Net Loss	$(34,230)	$(3,180)

Average Shares Outstanding	15,000,000	15,000,000

Net Loss Per Common Share	0	0

The accompanying notes are an integral part of these financial statements.

             H&H Global Corp.

Statement of Changes in Stockholder Equity Year End January 31, 2022

	Common Stock
	Shares	Amount	Additional Paid-in-capital	Accumulated Deficit	Total Stockholders' (Deficit) / Equity
Inception 1/11/2021
Issuance of shares	15,000,000	$1,500	$30,100	—	$31,600
Net Income	—	—		-3,180	-3,180

Stockholders' Equity January 31, 2021	15,000,000	1,500	30,100	-3,180	28,420

Net loss		—		-34,230	-34,230
Contributed capital			125		125

Stockholders' Deficit January 31, 2022	15,000,000	$1,500	$30,225	($37,410)	($5,685)

The accompanying notes are an integral part of these financial statements.

  H&H Global Corp.

Statement of Cash Flows Year End January 31, 2022

	For the year ended Jan. 31, 2022	From inception through to year ended Jan. 31, 2021
Operating Activities
Net loss	($34,230)	($3,180)
Net Cash used by Operating Activities	($34,230)	($3,180)

Financing Activities
Shareholder Loan	$5,628	$—
Owner Contributions	125	31,600
Net Cash provided by Financing Activities	$5,753	$31,600

Net Cash	($28,476)	$28,420
Net Cash Beginning of year	28,420	—
Net Cash End of year	($56)	$28,420

The accompanying notes are an integral part of these financial statements.

H&H Global Corp.

NOTES TO FINANCIAL STATEMENTS

For the Year Ended January 31, 2022 and from inception January 11, 2021 through to January 31, 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

H&H Global Corp. (the “Company”) was incorporated in the State of Delaware on January 11, 2021. The Company is to provide e-commerce retail sales platform specializing in herbal supplements that are unique and exclusive products from the Asian market.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception and sustained an accumulated deficit of $37,410 for the period from inception January 11, 2021 through to January 31, 2021 and for the year end January 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.  The Company’s continuation as a going concern is dependent upon, among other things, its ability to generate revenues and its ability to obtain capital from third parties. No assurance can be given that the Company will be successful in these efforts.

Management plans to raise significant capital through investors to capitalize its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”) and presented in US dollars. The fiscal year end is January 31.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Start-Up Costs

In accordance with ASC 720, “Start-up Costs”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company had bank overdraft of $56 as of January 31, 2022 and cash on hand of $28,420 as of January 31, 2021. The Company has no cash equivalents as of January 31, 2022 and January 31, 2021.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the products to be sold in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the products in the contract; and (v) recognize revenues when (or as) the Company delivers the contracted product to the customer.

The Company implemented ASU 2014-09 for the annual reporting period as of January 31, 2022, which resulted in no changes to our financial statements as there is no revenue recognized for the year ended January 31, 2022 and from inception January 11, 2021 through to January 31, 2021.

Earnings Per Share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,” Basic earnings (loss) per share (“EPS”) is computed by dividing net profit/loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. The number of common shares that are exercisable or converted into common stock is not material to effect diluted EPS results.
Further, since the Company showed a loss for the period presented, basic and diluted loss per share is the same for the period.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes”. The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of January 31, 2022 and 2021, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The Company has no assets or liabilities to be valued at fair value on a recurring basis.

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of January 31, 2022 and 2021.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company evaluated the effects of adopting ASU 2016-02 on its financial statements and determined the amount of lease assets and liabilities which was associated with the Company’s lease. The Company’s lease is a short-term lease on a month-to-month basis and therefore there is no lease assets or liabilities to be recorded as of January 31, 2022 and 2021.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 - INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 21% for the year ended January 31, 2022 and January 11, 2021 through to January, 31, 2021 to the Company’s effective tax rate is as follows:

	2022	2021

Income tax benefit at statutory rate	$7,188	688
Change in valuation allowance	(7,188)	(688)
Income tax benefit per books	$—	—

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets for the year ended January 31, 2022 and January 11, 2021 through to January, 31, 2021 are as follows:

	2022	2021

Net Operating Loss	$37,410	409
Valuation Allowance	(37,410)	(409)
Net Deferred Tax Asset	$—	—

The Company has approximately $37,410 of net operating losses (“NOL”) carried forward to offset taxable income, if any, in future years which expire commencing in fiscal 2037. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all the deferred tax asset relating to NOLs for every period because it is more likely than not that all the deferred tax asset will not be realized.

We have identified the U.S. federal and California as our "major" tax jurisdiction. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years.

NOTE 5 – LIABILITIES

The loan by shareholders in the amount of $5,628 was for business operating expenses that the owner expects to be reimburse.

NOTE 6 – COMMITMENT AND CONTINGENCIES

The Company currently uses a virtual office address and mail receipt with Cross Camps-Pasadena office space in Pasadena, California, which the lease is on a month-to-month basis. The Company is currently seeking permanent office space.

NOTE 7 – STOCKHOLDER’S (DEFICIT) / EQUITY

Authorized Stock

The Company has authorized 100,000,000 common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

The Company has no authorized preferred shares at this time but may deem it advisable to authorize one or more class of Preferred Stock.

The Company’s owner has funded the operations by investing $31,600 during the period ended January 31, 2021, which was recorded as additional paid in capital and was issued 15,000,000 common stock.

NOTE 8 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 31, 2024 the date these financials were made available for issuance and concluded that no other subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

August 15, 2024

H&H Global Corp. By: /s/ Xiuzhi Li Name: Xiuzhi Li Title: President, CEO, Director